This Agreement made the THIRTIETH (30) day of JULY 1984, by and between ALENAX CORPORATION of 50 Spencerport Road, Rochester. New York 14606, U.S.A. (ALENAX), and KUN TENG INDUSTRY CO., LTD. of
399 Min Sheng Road, TAYA TAICHUNG, Taiwan, R.O.C. (KUN TENG).

WHEREAS, KUN TENG is engaged in the manufacture and sale of bicycle parts and other specially designed and engineered machine products, and

WHEREAS, ALENAX is engaged in the development and sale of bicycles and the parties wish to enter into an agreement in which KUN TENG will supply certain bicycle parts for ALENAX as specified in Exhibit 1:

NOW IN CONSIDERATION of the promises hereinafter expressed, the parties do agree as follows:

1. Sale of Goods - KUN TENG is to manufacture and se11 to ALENAX, and ALENAX shall purchase from them bicycle parts, in the quantities according to the production schedule listed upon the attached Exhibit 2. KUN TENG acknowledges that the parts it will manufacture are essential to the assembly of the bicycle and that unless manufactured in strict conformity with the plans and specifications, and delivered promptly according to the scheduled delivery dates, ALENAX may be unable not only to fulfill its orders, but also may incur liability from other suppliers for failure to meet their schedules, and from its dealers for failure to meet their orders and schedules). KUN TENG agrees to strictly comply with its obligations to prevent such liability and indemnify ALENAX for any liability incurred.

2.      Price - The price shall be as specified for the quantities on
Exhibit 2. The price shall be paid in U.S. Dollars by irrevocable letters of credit supplied by ALENAX'S bank, or by such other method as the parties may agree upon. The letters of credit will cover shipments pursuant to purchase orders for one season, three (3) months. It is recognized that the quantities listed in Exhibit 2 are forecasts only and a commitment to purchase shall only be made by purchase order.

The prices as quoted shall remain fixed for a period of twelve
(12) months from the date of this Agreement. Thereafter, KUN TENG may adjust the price by so notifying ALENAX of the changes at least sixty (60) days for the hub, transbar and see-saw, and ninety (90) days for crank and lever before such change will go into effect.
Any orders placed shall be filled at the price in effect at the time the purchase order is received.

3. Delivery - Delivery shall be made by KUN TENG in accordance with the instructions in Exhibit 3. ALENAX may direct shipment of the parts to various other assemblers or other companies. KUN TENG agrees to honor such requests. It shall be KUN TENG'S duty to arrange for delivery to such designees and to make arrangements for and payment of any custom duties that may be due. The parties agree that any increased shipping costs, because of a change of shipping place based upon normal commercial rates, actually charged to and paid by KUN TENG and any duties that it is obligated to pay shall be billed to ALENAX, with proof of the amount within thirty (30) days after billing.

4. Manufacturing - KUN TENG agrees to manufacture the parts in strict conformity with the plans and specifications as submitted, a copy of which is attached and indexed as Exhibit 4 to this contract. ALENAX reserves the right to make changes and modifications in said plans and specifications by telex or cable and KUN TENG agrees that in such event it will promptly change its tools so that production can be continued. It will reserve the right to delay delivery to a minimum period as discussed and agreed with ALENAX by telex or cable for each change made by ALENAX. Any price adjustment in the cost of the product caused by the change in the plans shall be telexed to ALENAX within three (3) business days of receipt of change order.
The failure to so notify ALENAX shall be an absolute waiver of any right to increase the price because of such change. ALENAX acknowledges that if KUN TENG meets all production schedules, specifications and quality requirements as established by ALENAX, there will be no liability to KUN TENG.

KUN TENG acknowledges that it has a competent engineering staff and is fully capable of testing the parts to make sure that its production strictly conforms to the plans and specifications. Such tests and the test results will be made in such form and to such degree of accuracy according to standards of the American Society of Mechanical Engineers or other similar American professional group as may fully establish the quality of the product. ALENAX shall have the right to have representatives present at the testing and during production. Upon request KUN TENG will notify ALENAX of the production and testing dates, places and times.
KUN TENG will certify the test results to ALENAX with the shipments.
KUN TENG agrees to be solely responsible for any defect of manufacture insofar as the parts fail to strictly conform to the plans and specifications.

5. Insurance - KUN TENG agrees to provide product liability insurance for the parts in amounts shown on the attached Exhibit 5. Such insurance will be placed with companies authorized to do business and have offices in United States of America. In the event of a claim arising out of or relating to the manufacture of parts by KUN TENG or arising as a result of this contract, KUN TENG agrees its insurance carrier's U.S. office is agent to accept service of process in U.S.A.

6. Title - Title to the goods shall pass to ALENAX upon delivery to the carrier to ship the goods to the destination. KUN TENG will be responsible at its cost for placing insurance in an amount sufficient to fully protect ALENAX in the event of any loss or damage by the carrier or for defective delivery. Proof of shipment shall be promptly forwarded to ALENAX by KUN TENG.

7. Cancellation - In the event of any substantial breach by KUN TENG, in the event that the delivery schedules are not being strictly met, in the event of a changed policy with respect to exports or otherwise by the Taiwan government, ALENAX may cancel this Agreement on three (3) days notice. In such event, any wholly or partially undrawn upon letters of credit at the date notice is received will be returned. If not otherwise cancelled1 this Agreement shall extend for a period of one (1) year and be subject to renewal by the parties thereafter. Unless otherwise indicated, termination shall not affect orders already placed.

8. Assignment - KUN TENG shall not assign its rights nor delegate the performance of its duties under this Agreement without the prior written consent of ALENAX, which may be withheld without reason.

9. Order Procedure - ALENAX shall order parts by telex and use its standard purchase order forms to confirm orders to KUN TENG. KUN TENG agrees that it will confirm the orders by telex within forty-eight (48) hours or within two (2) business days of receipt. Any purchase order not so confirmed shall be deemed accepted. Each purchase order shall specify price, quantity, delivery dates, and consignee.

ALENAX shall give ninety (90) days notice to KUN TENG in setting schedules or for changes and amendments to such schedules.

10. Tools & Dies - KUN TENG will engineer and build the tools and dies sufficient to manufacture the parts and any modifications thereof. The tools and dies and the plans and drawings will at all times. belong to ALENAX. KUN TENG agrees to keep the tools and dies in a good workable state of repair and to deliver them to ALENAX upon request. KUN TENG acknowledges it has received the sum of sixty thousand ($60,000) United States Dollars as payment for the full cost of the same. It further agrees that such sum will include all costs, inclusive of the maintenance that may thereafter be needed. KUN TENG will not permit any use of the tools and dies except for ALENAX approved work, nor will it reveal the tools and dies nor their plans or designs to any other person or corporation without the prior written consent of ALENAX.

KUN TENG further acknowledges that when a total of fifty thousand (50,000) of the parts described in this contract are ordered, it will apply the sum of fifty thousand ($50,000) United States Dollars (this excludes ten thousand ($10,000) United States Dollars paid by KUN TENG to Matuo for crank mold] tooling cost to reduce the amounts due on the order of parts, in lieu of any letter of credit or other payment method.

11. Patents - KUN TENG acknowledges that the parts and all improvements or modifications (called Developments) of the parts are deemed property of ALENAX. In the event a patentable Development in the parts or any equipment reasonably related to them, is made or designed by KUN TENG, its servants, agents, subcontractors, or suppliers then such Development will be the exclusive property of ALENAX. KUN TENG agrees, on behalf of itself and its employees, it will make a full disclosure to ALENAX of any such Development and to apply for a patent in ALENAX's name (at ALENAX's cost) to fully assist ALENAX in its efforts to patent the Development anywhere in the world the world, and to otherwise aid and assist ALENAX in perfecting and protecting its rights to the Development. It will impose a similar requirement on those that deal with it.

12. No Oral Statements Are Binding - The parties agree that no requests to change or modify the product or its design, nor to change, modify or terminate this Agreement shall be valid unless they be in writing and signed by the parties or their agents who are authorized in writing to execute the same.

13. Default - In the event of a failure of KUN TENG to fully perform, to manufacture to ALENAX designs, standards or if manufacturing and/or material defects exist, ALENAX may cancel or suspend the contract upon two (2) days written notice; it may return the parts for correction at KUN TENG's expense; or it may exercise any other right it may have. In the event of notification of cancellation or suspension of the contract, KUN TENG shall not thereafter draw against any letter of credit supplied by ALENAX and the letter of credit shall be returned to ALENAX's bank. KUN TENG agrees that it will not draw against any such letter of credit until the ordered goods are actually manufactured appropriate to this contract, and delivered to the shipper as described in Paragraph 18.

The failure of ALENAX to enforce any right shall not be deemed a waiver preventing later enforcement of the same, or other right.

14.     Contract Period - The contract shall continue for a period of one
(1) year, and may be renewed thereafter by ALENAX. In the event either party desires to terminate the contract, after the first year, they may do so by giving the other party ninety (90) days advanced written notice of intention to terminate. All orders placed up to the actual date of will be honored.

15. Arbitration - In the event of a dispute of any kind or nature arising under this Agreement or pertaining to the validity of this Agreement or the performance thereof the party claiming the dispute shall notify the other1 by telex, of the full details of the claim or dispute. In the event the parties can not settle the same within thirty (30) days thereafter, either party may demand arbitration. In the event of arbitration, the arbitration will be conducted in English under the rules of the International Chamber of Commerce publication
"International Rules for Interpretation of Trade Terms" in Rochester,
New York, by an arbitrator appointed under these rules. Each party agrees that the decision of the arbitrator will be binding and that there will be no independent right to bring a legal proceeding except the right to bring an action upon the arbitrator's award. The cost of arbitration will be split equally between the parties and the arbitrator will have the right to demand that a bond or deposit be posted to cover the same. In the event either party refuses or fails to cooperate with the arbitration, the arbitrator shall proceed based upon such information as the arbitrator may have, and his judgment shall be binding as stated herein. The
Agreement will be interpreted under New York State law and deemed executed there.

16. Representations - The parties agree that no oral representation or statement not reduced to writing and initialed by the parties, shall have any binding effect. It is the intention of the parties to disregard any representation not incorporated in writing into this contract.

17. Export License - If required, KUN TENG agrees to obtain and pay for any export license or any charges, duties or expenses in relation thereto or required to manufacture and export the product, that may be required by Taiwan government of Taiwan or others.

18. Letters of Credit- The non-transferable Letters of Credit described herein shall be issued to cover 100% of the purchase order value for the products to be manufactured and shipped. Before drawing on the letter1
KUN TENG shall supply to the bank issuing the letter of credit a set of bills of lading showing delivery to a common carrier of the completed goods described in the purchase order, for delivery to the assembly company or such other company as ALENAX or its authorized agent may designate, together with all risks insurance coverage, certification of the goods according to contract requirements, and such other proof of full performance as may be reasonably required. In the event shipment of the completed product is to be made outside of Taiwan, then KUN TENG shall also supply the following documents, plus such other documents as may be required to establish full performance:

(a) Marine and war risk insurance covering all risks for the full amount of the invoice value, for the benefit of ALENAX placed in an insurance company licensed to do business in U.S.A.

(b) A commercial invoice not to exceed the amount of the purchase order;

(c)     A customs invoice;

(d) A full set of on board bills of lading marked "Freight Collect" evidencing shipment from Taiwan to the designated receiver of the order;

(e)     Any export permit required;

(f) Certification of testing of the goods, according to contract requirements.

(g)    FORM 'A' CERTIFICATE OF COUNTRY OF ORIGIN.

19. Non-Disclosure and Non-Competition - KUN TENG acknowledges that the plans and specifications, the methods of manufacture, and the tools dies and information about the same are trade secrets. The release of the same to competitors of ALENAX would cause great damage. KUN TENG agrees that it will not release or disclose the same to anyone without
the prior written consent of ALENAX.   KUN TENG agrees not to use or
disclose drawings, specifications, technical information or other data furnished by ALENAX except in furnishing supplies to ALENAX under this Agreement. KUN TENG agrees that any use or disclosure of ALENAX'S plans, specifications, technical information, other data, tools and dies, will be difficult or impossible to verify. Accordingly, KUN TENG shall not undertake to manufacture for itself or any third party, any lever propelled bicycles or tricycles or any parts therefor. Any breach of this obligation shall entitle ALENAX to both an immediate injunction and liquidated damages in the amount of one (1) million United States
Dollars.   ALENAX will agree not to place business for any  of its
special parts made by KUN TENG with other manufacturers without prior notice being given to KUN TENG.

20. Notice - Any notice permitted or required may be personally served, sent by telex, or served in any other method that will provide delivery. It will be given on the earlier of actual receipt or two (2) business days after telex.

21.     Miscellaneous

(a)     This Agreement shall bind the parties and their successor:;

(b) It may not be changed nor terminated orally, but only by an in writing signed by the parties;

(c) The paragraph headings are for description and shall not intent of the paragraphs.

(d) All terms used herein shall have the meaning defined in the International Chamber of Commerce publication "International Rules for Interpretation of Trade Terms".

IN WITNESS WHEREOF, the parties have set their hands and seals.

ALENAX CORPORATION
/s/Byung Yim/s/
By Byung Yim


KUN TENG INDUSTRY CO., LTD.

/s/Charles Tzeng/s/
By Charles Tzeng

EXHIBIT 1

LIST OF SPECIAL ALENAX BICYCLE PARTS

TRANSBAR AND LEVER.

SEE-SAW IDLER.

REAR HUB ASSEMBLEY.

SERVICE PARTS FOR ALL ITEMS ABOVE.

ALL ABOVE AS PER DRAWINGS IN EXHIBIT 4.

TRB SYSTEMS INC.


Ratification and Consent to Assignment


Reference is made to the Agreement dated 30 July, 1994 between Alenax Corporation and Kun Teng Industry Co., LTD. (the Agreement).

The parties hereto acknowledge that TRB Systems, Inc., a Delaware corporation under common control with Alenax Corporation, is flow engaged in the development and eventual sale of bicycles, utilizing bicycle parts of the type referred to in the Agreement, in place of its affiliate Alenax Corporation.

It is therefore agreed that the Agreement and all the rights and obligations of Alenax thereunder are hereby assigned to TRB Systems, Inc., that the Agreement is now in effect between Kun Teng Industry Co., LTD. and TRB Systems, inc. that the date this assignment becomes effective is April 15, l994,and that Kun Teng and TRB Systems Inc. shall negotiate in good faith the production schedule and prices.

Signed and ratified as of April 15,1994.


KUN TENG Industry Co., LTD.



Title:
By:  /s/ILLEGIBLE/s/ manager

ALENAX CORPORATlON		TRB Systems Inc.
/s/Byung Yim/s/				/s/Byung Yim/s/

By:Byung Yim		    		Byung Yim
Title: President                        President